Titanium Metals Corporation
                              AMENDED AND RESTATED
                       Executive Stock Ownership Loan Plan
                            (as of february 28, 2001)

I.       PURPOSE

The purpose of the Titanium Metals Corporation Executive Stock Ownership Loan Plan is to provide a means by which certain employees of the Company may acquire a meaningful stake in the Company by purchasing securities of the Company with funds loaned by the Company, so as to align the interests of the executives with those of the shareholders of the Company.

II.      EFFECTIVE DATE OF PLAN

The effective date of the Plan shall be February 19, 1998.

III.     DEFINITIONS

(a) "Base Salary" shall mean a Participant's annual base salary in effect on the date of a Loan.

(b) "BUCS" shall mean, collectively, the convertible preferred securities designated the 6 5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities issued by the Trust, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(c) "Committee" shall mean the Management Development and Compensation Committee of the Company's Board of Directors.

(d)      "Company" shall mean Titanium Metals Corporation.

(e) "Lender" shall mean the Company or any wholly owned subsidiary of the Company formed for such purpose (including, without limitation, TIMET Colorado Corporation).

(f) "Loan" shall mean a loan from a Lender to a Participant, subject to the requirements of this Plan.

(g) "Loan Documents" shall mean the promissory note, the loan and pledge agreement, and such other documentation relating to a Loan as the Company may deem appropriate.

(h) "Participant" shall mean an employee of the Company who is eligible for a Loan, as determined under Section IV.

(i) "Plan" shall mean this Titanium Metals Corporation Executive Stock Ownership Loan Plan, as it may be amended from time to time.

(j) "TIMET Stock" shall mean any securities of Titanium Metals Corporation, including common stock, preferred stock, or BUCS.

(k) "Trust" shall mean the TIMET Capital Trust I, a Delaware business trust, and its successors and assigns.
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IV.      ELIGIBILITY

The Committee will determine from time to time which employees of the Company are eligible to be Participants.

V.       ADMINISTRATION

The Committee will have the authority to administer the Plan. Except as may otherwise be determined by the Committee, Loans extended under the Plan shall be made in accordance with the following terms and conditions:

(a) No more than two Loans may be granted to any Participant in any calendar year.

(b) The amount of any one Loan to any Participant may not exceed 50% of such Participant's Base Salary, and the aggregate amount of all Loans to any Participant may not exceed 200% of such Participant's Base Salary (in effect on the date of the most recent Loan).

(c) Loan proceeds may be used solely to purchase TIMET Stock (including payment of any related brokerage fees) and to pay withholding tax obligations incurred by any Participant upon the lapsing of restrictions on restricted TIMET Stock granted to such Participant by the Company.

(d) Each Loan shall be evidenced by Loan Documents, in such form as may be established from time to time by the Committee, entered into by a Participant and Lender.

(e) The principal amount of a Loan will be repaid as provided for in the Loan Documents; provided, that, repayment of principal shall commence on the sixth (6th) anniversary of the Loan date and the Loan shall mature in full on the tenth (10th) anniversary of the Loan date. The Committee shall have the authority to extend the time for repayment or modify the other terms for the payment of principal, as it may determine to be appropriate in the case of any Participant whose employment with the Company is terminated by the Company or by reason of a participant's death or disability.

(f) Each Loan shall bear interest, payable as provided for in the Loan Documents. The interest rate will initially be determined on the date each Loan is made, which rate shall apply during the calendar year in which the Loan is made and which will be equal to TIMET's then-effective borrowing rate on the date the Loan is made plus .0625%. Thereafter, as provided for in the Loan Documents, the Company shall determine, as of January 2 of each subsequent year, the rate that shall be effective for all outstanding Loans for that entire year, which will be equal to TIMET's then-effective borrowing rate on January 2 plus .0625%. In the event of a default on any Loan, the interest rate applicable to such Loan shall be adjusted as described in the Loan Documents. The Committee shall have the authority to extend the time for repayment or modify the other terms for the payment of interest, as it may determine in its discretion to be appropriate, in the case of any Participant whose employment with the Company is terminated by the Company or by reason of the participant's death or disability.

(g) Each Loan must be secured by all of the TIMET Stock purchased with the Loan proceeds in the case of Loans the proceeds of which have been used to purchase TIMET Stock, and by all of the TIMET Stock for which restrictions have lapsed under a restricted stock grant and for which the Loan proceeds have been used to pay withholding tax obligations incurred by the borrower upon such lapsing. The Company will hold possession of any certificates representing such collateral securities until the Loan is paid in full.
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(h)      Each  Loan  must be  repaid in full  within  ninety  (90) days  after a
         Participant's termination of employment with Company, unless a sale of the TIMET Stock securing such Loan at such time would result in a short-swing profit liability under applicable securities laws, in which case repayment will be required on the earliest date on which such sale could occur without resulting in such liability.

(i) Notwithstanding any other provision in this Plan, subject to any limitations set forth in the Loan Documents a Participant may elect to sell all or any portion of the TIMET Stock purchased with the proceeds of a Loan; provided, however, that the Participant is eligible to sell such TIMET Stock under applicable securities laws and provided, further, that the Participant is not then in default under any Loan. The Company shall be entitled to receive all of the proceeds of any such voluntary sale (after reduction for any commissions incurred in such sale), which proceeds will be applied in the following manner:

         (1) first, to pay any federal or state income taxes owing by the Participant as a result of such sale;

         (2) second, to pay any outstanding interest owed on any Loan, including interest amounts then due and interest accrued with respect to the Loan being repaid;

         (3) third, to pay any outstanding principal on any Loans (in the order of maturity, starting with the oldest Loan) in proportion to the TIMET Stock securing a given loan that is sold (i.e., if the Participant elects to sell 50% of his or her TIMET Stock securing a Loan, then the Participant would be required to pay 50% of the principal of such Loan); provided that if the sale proceeds are not sufficient to pay this principal amount, the Participant may not sell the TIMET Stock unless the Participant agrees to pay to the Company the remaining principal amount required under this subsection at the time of the sale of the TIMET Stock; and

         (4)     fourth, any remaining proceeds will be paid to the Participant.

(j) The Loan Documents will provide that each Loan is full recourse to the Participant individually, except in the case of the termination of the Participant's employment by the Company or in the event of a sale by the Company of all of the TIMET Stock securing a Loan upon an event of default, in which case the Loan shall be recourse to the Participant individually only as to 70% of the net Loan balance (net of any of the items listed in subsections (V)(i) above), and after the application of the proceeds from the sale of all TIMET Stock securing such Loan.

VI.      MISCELLANEOUS

(a) This Plan is not a contract of employment. No term of this Plan shall be construed to confer on any Participant the right to continue in the employ of the Company for any period of time or to restrict the right of the Company to terminate or change the terms of any Participant's employment with the Company at any time, including, without limitation, any Participant's position or rate of compensation. No Participant shall have any right to future participation in this Plan.

(b) No right or interest of any Participant in this Plan shall be assignable or transferable or be subject to any lien, directly, by operation of law, or otherwise, including by execution, levy, garnishment, attachment, pledge, or bankruptcy.

(c) This instrument, along with the Loan Documents, contains the entire understanding between the Company and the Participants relating to the Plan and supersedes any prior description of the Plan or agreement pertaining to the Plan (except for any previously-executed Loan Documents) between such parties, whether written or oral.

(d) This Plan shall be construed in accordance with, and shall be governed by the laws of the State of Colorado.

(e) To the extent that any one or more of the provisions of this Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(f) The section headings are for convenience only and shall not be used in interpreting or construing the Plan.

(g) This Plan may be amended by action taken by the Committee or by the full Board of Directors of the Company.